Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 11th day of April, 2022 (the “Effective Date”), by and between Michael Coffey (“Employee”) and Manitex International, Inc. a Michigan corporation, whose address is 9725 S. Industrial Drive, Bridgeview, Illinois 60455 (the “Company”).

RECITALS

WHEREAS, the Company is engaged in the business of the design, manufacturing, and sale of specialty equipment (the “Business”).

WHEREAS, the Company desires to employ Employee as its Chief Executive Officer, and Employee desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

TERMS

1. Employment Term. Subject to the terms and conditions set forth herein, the Company agrees to employ Employee, and Employee hereby accepts employment, as the Chief Executive Officer (“CEO”) of the Company and its subsidiaries (the “Position”), for a term commencing on the Effective Date and ending on the date Employee’s employment is terminated as provided in Section 10 of this Agreement (such term, the “Employment Term”). Employee shall be employed at will, and Employee’s employment may be terminated by either party at any time, with or without reason or cause. However, as described in this Agreement, Employee may be entitled to severance benefits upon a termination by the Company without Cause (as defined below) or by Employee for Good Reason (as defined below).

2. Duties. During the Employment Term, Employee shall serve the Company faithfully and to the best of Employee’s ability, shall devote Employee’s full attention, skill and efforts to the performance of the duties of the Position. Employee shall report to the Company’s Board of Directors (the “Board”), and the Company shall nominate Employee to serve on the Board. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as will reasonably be assigned to him by the Board. For the avoidance of doubt, Employee is employed to serve as the Company’s sole CEO and not as co-CEO. During the Employment Term, Employee will devote Employee’s full business efforts and time to the Company and will use good faith efforts to discharge Employee’s obligations under this Agreement to the best of Employee’s ability. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, that Employee may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not materially interfere with Employee’s obligations to Company, as determined by the Company in its reasonable judgment.

3. Other Business Activities. During the Employment Term, other than as provided in Section 2 above, Employee will not engage in any other business activities or pursuits which are contrary to Employee’s responsibilities and obligations pursuant to this Agreement.

4. Compensation.

a.

Base Salary. As of the Effective Date, the Company will pay Employee an annual salary of $400,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Employee’s salary will be reviewed annually by the Compensation Committee of the Board or any successor thereto (the “Committee”), in consultation with Employee, at the beginning of each year on or about March 1, and adjustments may be made at the discretion of the Committee. Base Salary may be increased but may not be decreased except with Employee’s consent.

b.

Annual Incentive. Employee will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Committee in consultation with Employee (the “Annual Incentive”). Employee’s target Annual Incentive each year will be 200% of Base Salary. The actual earned Annual Incentive, if any, payable to Employee for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved and will be decreased or increased accordingly, in accordance with the terms of the Company’s incentive compensation program, as it may exist from time to time. Payment of Annual Incentive shall be made in the year following the Fiscal Year to which such bonus relates, and will be subject to normal and customary withholdings. For the Company’s Fiscal Year 2022, Employee shall be guaranteed a minimum Annual Incentive equal to fifty percent (50%) of the target bonus for such year.

c.	Equity. Subject to approval of the Compensation Committee of the Board, the Company shall grant Employee the following inducement equity awards with respect to common stock of the Company (“Stock”):

i.

one hundred thousand (100,000) restricted stock units, which shall vest one-third on the first anniversary of the Effective Date, one-third on the second anniversary of the Effective Date and one-third on the third anniversary of the Effective Date, subject to Employee’s continued service on each vesting date;

ii.

options to purchase one hundred thousand (100,000) shares of Stock, which shall have an exercise price equal to the closing price of the Stock on the grant date, and shall vest one-third on the first anniversary of the Effective Date, one-third on the second anniversary of the Effective Date and one-third on the third anniversary of the Effective Date, subject to Employee’s continued service on each vesting date;

iii.

four hundred and ninety thousand (490,000) restricted stock units, which will become vested to the extent that the thirty-day moving average market price of the Stock reaches certain levels described on Exhibit A to this Agreement, subject to Employee’s continued service as of the achievement of each of the performance conditions; and

iv.

one hundred thousand (100,000) restricted stock units which will become vested upon a Change in Control (as defined in the Company’s 2019 Equity Incentive Plan) in which the per share consideration for the Stock exceeds $10.00, subject to Employee’s continued service through the Change in Control.

All equity awards will be subject to the terms and conditions determined by the Compensation Committee and the applicable forms of award agreement thereunder.

d.	Equity Purchases. Employee agrees that he will purchase up to 25,000 shares of Stock on the open market, in one or more tranches, as soon as practicable following the Effective Date.

5. Benefits. Employee shall be entitled to those employee benefits which the Company from time to time generally make available to employees (“Benefits”) pursuant to the terms and conditions of the Company’s benefit plans and/or policies. The Benefits shall initially include, without limitation:

a.	Medical, dental, vision, and life and disability insurance and such other benefits as the Company may determine from time to time.

b.	Incentive, savings and retirement plans, practices, policies and programs applicable to Employees of the Company, including 401(k), and stock matching.

c.	Paid vacation time in accordance with the plans, practices, policies and programs applicable to Employees of the Company at four weeks for each calendar year.

d.	A monthly automobile expense allowance in the amount of $1,500.

e.	An insurance annuity upon terms and conditions reasonably consistent with the Company’s past practice.

6. Reimbursement of Business Expenses. Subject to such conditions as the Company may from time to time determine, Employee shall be reimbursed for ordinary and reasonable documented expenses incurred by Employee in the performance of Employee’s duties under this Agreement. Employee shall also be reimbursed for cellular telephone and personal data assistant costs and expenses as well as customary expenses relating to professional activities.

7. Confidentiality.

a.

Duty. Employee recognizes and acknowledges that the Confidential Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during and after the Employment Term, Employee shall not, without the prior written consent of the Company, for any reason, either directly or indirectly divulge to any third party or use for Employee’s own benefit or for any purpose other than the exclusive benefit of the Company any confidential, proprietary, business or technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (“Confidential Information”) revealed, obtained or developed in the course of Employee’s employment with the Company. Such Confidential Information shall include, but shall not be limited to, the intangible personal property described in Section 8.b hereof, any information relating to methods of production, manufacture, service, research, specifications, computer codes, business, marketing and sales techniques and concepts, other data and materials used in performing Employee’s duties (other than his personal contact list), costs, business studies, finances, marketing data, plans and efforts, the terms of contracts and agreements with customers, contractors and suppliers, litigation strategy and other Confidential Information relating to litigation, the Company’s relationship with actual and prospective customers, contractors and suppliers and the needs and requirements of, and the Company’s course of dealing with, any such actual or prospective customers, contractors and suppliers, personnel information, and any other materials that have not been made available to the industry; provided, that nothing herein contained shall restrict Employee’s ability to make such disclosures during the course of Employee’s employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for Employee’s Position or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for Employee’s own benefit or for any other purpose any Confidential Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 7.

b.

Defend Trade Secrets Act Provision. Notwithstanding any other provision of this Agreement, 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal . . . . (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by Employee, or any Company policy, is intended to conflict with this statutory protection.

8. Inventions and Property.

a.

Title to Proprietary Information. All right, title and interest in and to proprietary information shall be and remain the sole and exclusive property of the Company. During the Employment Term, Employee shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of, or containing, proprietary or Confidential Information or other materials or property of any kind belonging to the Company, unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for Employee’s position, and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal. Notwithstanding the foregoing, Employee may elect to purchase a Company-provided laptop computer, tablet computer or mobile telephone for its fair market value, as determined by the Company in its reasonable judgment, provided that Employee first delivers such device to the Company so that the Company can remove all Confidential Information from the device.

b.	Development of Intellectual Property.

i.

Employee agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for sales and marketing programs, customer contacts, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by Employee (A) at any time and at any place during Employee’s employment with the Company and which, in the case of any or all of the foregoing, are related to and used in connection with the Business or any other business of the Company, (B) as a result of tasks assigned to Employee by the Company or (C) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, the “Intellectual Property”), shall be and remain forever the sole and exclusive property of the Company. Employee shall promptly disclose to the Company all Intellectual Property and Employee shall have no claim for additional compensation for the Intellectual Property.

ii.

Employee acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, Employee may retain an interest in any Intellectual Property that is not copyrightable, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

iii.

Employee further agrees to reveal promptly all information relating to the same to an appropriate officer of the Company and to cooperate with the Company and execute such documents as may be necessary or appropriate (A) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, and (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

iv.	Notwithstanding the foregoing, Employee shall have no obligation to assign an invention that qualifies for fully for protection under 765 ILCS 1060/2, which currently states as follows:

Sec. 2. Employee rights to inventions—conditions.

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

9. Non-Competition and Non-Solicitation.

a.

Non-Competition. During the Employment Term and for a period of twelve (12) months thereafter (the “Restricted Period”), Employee shall not, within the Restricted Territory directly or indirectly, (a) own (in whole or in part), invest in, lend to or finance, or (b) provide any services to, whether as director, officer, manager, employee, agent, contractor, consultant, joint-venturer or otherwise, any natural person or entity that sells or offers for sale any products or services that are the same as or substantially similar to products or services sold or offered for sale by the Company. As used in this Agreement, the “Restricted Territory” shall mean the United States of America. Notwithstanding the foregoing, this Section 9(a) shall not prevent Employee from owning five percent (5%) or less of the equity securities of any entity whose equity securities are listed on an internationally-recognized stock exchange, provided that Employee does not, directly or indirectly, participate in the management of such entity or provide any services to such entity.

b.

Customer Non-Solicitation. During the Restricted Period, Employee shall not, directly or indirectly, except for the benefit of the Company, solicit or induce, or attempt to solicit or induce, any customer of the Company to terminate, reduce or otherwise alter to the detriment of the Company such customer’s business relationship with the Company.

c.

Employee Non-Solicitation. During the Restricted Period, Employee shall not, directly or indirectly, except for the benefit of the Company, solicit or induce, or attempt to solicit or induce, any employee, contractor or consultant of the Company to terminate, reduce or otherwise alter to the detriment of the Company such person’s business relationship with the Company.

d.

Enforcement. Employee acknowledges that the time limitation, territorial restriction and restriction on activities described herein are reasonable in scope and are appropriate to protect the Company’s trade secrets, goodwill and other protectable interests. Employee further acknowledges and agrees that Employee has received adequate consideration for the restrictions described herein and that such restrictions will not prevent Employee from earning a living. Employee acknowledges and agrees that any material breach by Employee of any covenant in this Section 9 will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement. Should Employee breach any covenant in this Section 9, the Restricted Period shall be extended one day for each day of breach by Employee. Should a court or arbitrator of competent jurisdiction determine that any restriction described herein is overly broad or otherwise unenforceable, in whole or in part, the parties agree that the court shall modify such restriction to the minimum extent necessary to render the restriction enforceable.

10. Termination.

a.

Termination Date: Employee’s employment with the Company shall terminate upon the effective date of the earliest of the following to occur (the “Termination Date”): (i) Employee’s death, (ii) Employee’s Permanent Disability (as defined below), (iii) Employee’s termination of his employment for Good Reason (as defined below), (iv) Employee’s termination of his employment without Good Reason, (v) the Company’s termination of Employee’s employment for Cause (as defined below), or (vi) the Company’s termination of Employee’s employment Without Cause (as defined below).

b.

Effective Dates. Termination of Employee’s employment with the Company shall be effective on the following date: (i) if terminated as a result of death, on the date of death; (ii) if terminated as a result of Permanent Disability, on the date specified in the Disability Termination Notice (as defined below); (iii) if terminated as a result of Employee’s resignation (whether for Good Reason or without Good Reason), on the date specified in a written notice delivered by Employee to the Company, which date shall be at least ninety (90) days following the date of such written notice; and (iv) if terminated by the Company (whether for Cause or Without Cause), on the date specified in a written notice delivered by the Company to Employee.

c.

Actions Following Notice. Upon the giving of any notice of termination by the Company or by Employee, the Company may, at its sole discretion, require Employee to work from home or other remote location, relieve Employee of all or any part of Employee’s duties, place Employee on paid administrative leave, or any combination thereof, and no such actions, alone or in combination, shall constitute Good Reason for termination.

d.

Definition of Cause: As used in this Agreement, “Cause” shall mean: (i) Employee’s admission of, or conviction of any act of fraud, embezzlement or theft against the Company or any of its subsidiaries; (ii) Employee’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation; (iii) Employee’s violation of the provisions set forth in Sections 7, 8 or 9; (iv) Employee’s misappropriation of the Company’s or any of its subsidiaries’ funds or a corporate opportunity by Employee; (v) Employee’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring the Company or any of its subsidiaries into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on the Business; (vi) any violation by Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (vii) alcohol or substance abuse by Employee that interferes with the performance of Employee’s duties; or (viii) any other material breach by Employee of this Agreement; provided, that the reasons described in clauses (iii), (vi), (vii) and (viii) shall constitute Cause only upon Employee’s failure to correct such behavior prospectively within ten (10) days following written notice thereof from, or on behalf of the independent members of the Board of Directors of the Company, and further provided, that Cause shall not include (x) bad judgment or negligence other than habitual neglect of duty, (y) any act or omission believed by Employee in good faith to have been in or not opposed to the interest of the Company (without intent of Employee to gain therefrom, directly or indirectly, a profit to which Employee was not legally entitled); or (z) any act or omission with respect to which a determination could properly have been made that Employee met the applicable standard of conduct for indemnification or reimbursement under the by-laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission. The exercise of the right of the Company to terminate Employee’s employment for Cause shall not abrogate any rights or remedies of the Company in respect of the action giving rise to such termination.

e.

Definition of Good Reason. As used in this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Employee’s prior written consent: (i) a material diminution in Employee’s base salary, (ii) a material diminution in Employee’s authority, duties, or responsibilities, (iii) a requirement that Employee relocate his principal work location more than thirty (30) miles, or (iv) any other material breach of this Agreement by the Company; provided, that Good Reason shall not exist unless: (x) Employee provides written notice to the Company within thirty (30) days after the first occurrence of the event alleged to constitute Good Reason, which notice describes the event and identifies it as “Good Reason” for termination; (y) the Company fails to cure such event within thirty (30) days after its receipt of such notice; and (z) Employee terminates his employment within thirty (30) days after the expiration of such cure period.

f.	Definition of Without Cause. As used in this Agreement, a termination “Without Cause” means a termination by the Company for any reason not specified in clauses (i) through (v) of Section 10.a.

g.

Definition of Permanent Disability. As used in this Agreement, “Permanent Disability” shall be deemed to exist upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, Employee has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom Employee (or Employee’s legal representative in the event of Employee’s incapacity) has no reasonable objection, determines in writing that Employee will, by reason of physical or mental injury or disease, be unable to perform substantially all of Employee’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether Permanent Disability exists, upon reasonable request therefore by the Board, Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Board shall promptly give Employee written notice of any such determination of Employee’s disability and of any decision of the Board to terminate Employee’s employment by reason thereof on or after the date of such determination (such notice of decision, a “Disability Termination Notice”).

11. Termination Payments.

a.

Payments upon Termination. Upon the termination of Employee’s employment, Employee (or Employee’s estate in the event of Employee’s death) shall be entitled to (i) payment of Employee’s Base Salary through the Termination Date, (ii) payment of any bonus earned but unpaid as of the Termination Date as determined by the Board, (iii) payment for vacation accrued but unused as of the Termination Date, (iv) reimbursement of any business expenses incurred during the Employment Term and reimbursable as provided in Section 6 of this Agreement, and (v) payment or provision of any benefits explicitly provided under the terms of any benefit plan, policy or program of the Company or as otherwise required by applicable law (collectively, the “Accrued Payments”). Employee shall not be entitled to payment of severance or any other post-termination compensation except as expressly provided in Section 11.b or Section 11.c of this Agreement.

b.

Severance. If Employee’s employment with the Company is terminated by the Company without Cause (actually and not constructively), by Employee for Good Reason, or due to Permanent Disability, and provided that Employee complies with all of the Severance Conditions (as defined below), the Company shall provide to Employee, in addition to the Accrued Payments, the following severance benefits (“Severance”):

i.

continued payment of Employee’s Base Salary for a period of twelve (12) months after the Termination Date (the “Severance Period”); provided, that the first such payment will be made on the first regularly-scheduled Company payroll date following the sixtieth (60th) day after the Termination Date (the “First Payment Date”) and shall include all sums that would have been paid sooner had payments begun on the first payroll date after the Separation Date; and further provided, that, in the case of termination due to Permanent Disability, Base Salary payable to Employee shall be reduced dollar-for-dollar by the amount of disability benefits paid to Employee in accordance with any disability policy or program of the Company (the “Disability Offset”);

ii.

payment of a sum equal to the average Annual Incentive paid to Employee in the three years immediately preceding the Termination Date, pro-rated based upon the portion of the year during which Employee was employed prior to the Termination Date, which sum will be paid on the later of the First Payment Date or the date when other annual incentives are paid for the year in which the Termination Date occurred;

iii.

if Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Employee for the monthly COBRA premium paid by Employee to continue coverage in effect as of the Termination Date under the Company’s medical, dental and vision insurance plans for the Severance Period; provided, that, if the Company determines in its reasonable judgment providing such continued coverage would violate applicable law or result in taxes or other penalties to the Company, the Company may, at its sole discretion, in lieu of providing such continued coverage, make taxable payments to Employee in an amount equal to the premiums Employee would be required to pay for such coverage (as determined by the Company in its reasonable judgment); and provided further, however, that no payment pursuant to this clause (ii) shall be owed or made before the First Payment Date; and

iv.

full vesting acceleration of any equity awards that are subject only to service-based vesting conditions (for the avoidance of doubt, including the restricted stock units and stock options described in Sections 4.c.i and 4.c.ii hereof, but excluding the restricted stock units described in Sections 4.c.iii and 4.c.iv hereof) and that held by Employee as of the Termination Date.

c.

Conditions to Receipt of Severance. Notwithstanding any other provision of this Agreement, no Severance shall be owed or paid unless Employee complies with all of the following conditions (the “Severance Conditions”):

i.	Employee shall be in material compliance with all provisions of this Agreement;

ii.

Employee shall execute and return to the Company a release in full of all claims against the Company and related persons, in the form attached as Exhibit B to this Agreement (subject to reasonable modification to ensure a full and effective release, as determined by the Company in its reasonable judgment), that becomes effective and irrevocable within sixty (60) days after the Termination Date;

iii.

(A) Employee shall not malign or disparage the Company or its owners, directors, officers, managers, employees, agents, products or services, and (B) the Company shall not malign or disparage Employee on or after the Termination Date; provided, however, that nothing in this Agreement shall prohibit any person from (x) giving truthful testimony under oath in a judicial, administrative or arbitral proceeding, (y) making truthful statements to government officials in the performance of their duties, or (z) reporting violations of law to law enforcement officials.

d.

Mitigation. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement. In addition, except for the Disability Offset and the requirement of eligibility in Section 11(b)(ii), no compensation or benefits that Employee may receive from any other source will reduce any such payment.

12. Section 280G. If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 12, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 12 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A. All calculations and determinations under this Section 12 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by this Section 12, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 12. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

13. Indemnification; D&O Coverage. The Company shall indemnify Employee, to the maximum extent permitted by law, during and after the termination of Employee’s employment, against any and all judgments, settlement payments, costs, attorney fees, and other reasonable expenses incurred by Employee in connection with the defense of any claim, action, suit or proceeding, arising from events before or during the term of Employee’s employment to which Employee has been made a party because of Employee’s performance of his duties under this Agreement, or by way of inclusion, the execution of this Agreement; provided, however, that no indemnification shall be owed or provided to the extent arising from acts or omissions of Employee that were not taken or omitted to be taken in good faith and with a reasonable basis to believe that such act or omission was required by law or otherwise in the best interest of the Company. This right to indemnification shall be in addition to any rights that Employee may otherwise be entitled to under the Certificate of Incorporation or Bylaws of the Company as applicable. The Company shall provide directors and officers insurance coverage to Employee on the same basis that it provides such coverage to other Company executives.

14. Survival of Provisions. The provisions of this Agreement set forth in Sections 7, 8, 9, 10, 11, 13 and 20 hereof shall survive the termination of Employee’s employment hereunder.

15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall inure to the benefit of and be binding upon Employee and, and upon his death or incapacity, his heirs, executors, and legal representatives. The Company may assign this Agreement to any parent, subsidiary, affiliated entity or successor in interest. Employee may not assign this Agreement, and any attempted assignment by Employee shall be null and void, except that Employee’s rights to compensation and benefits pursuant to this Agreement may transfer by will or the laws of descent and distribution in the event of Employee’s death.

16. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be deemed given (a) on the date of personal delivery, (b) on the date delivered by UPS, FedEx or other national or international delivery service to the address shown below, or (c) on the third (3rd) business day after it has been sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

Michael Coffey

7095 Round Road

Cumming, GA 30040

If to the Company:

Chairman of the Compensation Committee

Manitex International, Inc.

9725 S. Industrial Drive

Bridgeview, IL 60455

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

17. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

18. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without giving effect to the choice of law principles of any state.

20. Settlement of Disputes. Any claims, controversies, demands, disputes, or differences between the parties hereto arising out of, or by virtue of, or in connection with, or relating to this Agreement, Employee’s employment relationship with the Company or termination of such employment relationship (including whether such termination was for Cause or Good Reason or otherwise) shall be submitted to and settled by arbitration in Chicago, Illinois before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”) then in force. The parties agree to bear joint and equal responsibility for all fees of AAA and the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction to compel arbitration pursuant to this Section 20 and grant temporary or preliminary injunctive relief to preserve the status quo and prevent irreparable harm pending arbitration.

21. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

22. Section Headings. The section headings in this Agreement are for convenience only, and form no part of this Agreement and shall not affect its interpretation.

23. Specific Enforcement: Attorney Fees. Employee acknowledges that the restrictions contained in Sections 7, 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by Employee of Sections 7, 8 and 9 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 7, 8 and 9 of this Agreement through securing injunctive or other relief without the necessity of posting a bond, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

24. Compliance with Section 409A. It is intended that all of the benefits and payments under this Agreement be exempt from application of Section 409A of the Code (“Section 409A”), including under Treas. Reg. 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code, and incorporates by reference all required definitions and payment terms. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Employee under this Agreement for expenses shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during one year may not affect the amounts reimbursable in any subsequent year. To the extent that the timing of the Severance Conditions spans two (2) calendar years, in no event will payments or benefits that constitute “deferred compensation” within the meaning of Code Section 409A be paid prior to the first day of such second calendar year. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by Employee pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

“EMPLOYEE”
MICHAEL COFFEY

/s/ Michael Coffey
Michael Coffey

4/11/2022
Date

“COMPANY”
MANITEX INTERNATIONAL, INC

By:	/s/ David Langevin
David J. Langevin
Title:	Chairman
Date:	4/11/2022

EXHIBIT A

PERFORMANCE CONDITIONS: RESTRICTED STOCK UNITS

Stock Price (1)	RSUs Vested
$9.00	40,000
$12.00	50,000
$14.00	60,000
$16.00	70,000
$18.00	80,000
$20.00	90,000
$22.00	100,000

Total	490,000

(1)	Highest 30-day moving day average during prior 360 days, calculated on a rolling basis.

EXHIBIT B

FORM OF RELEASE

GENERAL RELEASE

In exchange for the promises described in Section 11(b) of the Employment Agreement (the “Agreement”) between myself and Manitex International, Inc.(the “Company”), I, for myself and my heirs, assigns and personal representatives, fully and completely release the Company and its parent, subsidiary and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (each a “Releasee” and collectively the “Releasees”) from any and all claims or causes of action that I may have against the Releasees, known or unknown, including claims or causes of action that relate in any way to my employment with the Company or any other Releasee or the termination thereof, from the beginning of time through the date I sign this General Release (“Released Claims”), including but not limited to claims based on any of the following:

(a) federal, state or local laws prohibiting discrimination (including harassment and retaliation) in employment, such as: (i) the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit discrimination based on age; (ii) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; (iii) the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; (iv) the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (v) the National Labor Relations Act, which prohibits discrimination for engaging in certain concerted protected activity; (vi) the Occupational Safety and Health Act and the Mine Safety and Health Act, which prohibit discrimination for engaging in certain safety-related activity; (vii) the Sarbanes Oxley Act, which prohibits discrimination for engaging in certain whistleblowing activity; and (viii) the Illinois Human Rights Act (775 ILCS 5/1 et seq.), which prohibits discrimination on many of the bases described above;

(b) federal, state or local laws regarding wages and hours, including laws regarding minimum wage, overtime compensation, wage payment, vacation pay, sick pay, compensatory time, commissions, bonuses, and meal and break periods wages, such as the Fair Labor Standards Act and the Illinois Wage Payment and Collection Act (820 ILCS 115/1 et seq.);

(c) other employment laws, including but not limited to: (i) the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; (ii) the Worker Adjustment and Retraining Notification Act (WARN), which requires advance notice of certain workforce reductions; (iii) the Employee Retirement Income Security Act, which protects employee benefits (among other things); and (iv) the Uniformed Services Employment and Reemployment Rights Act, which requires employers to provide military leave under certain circumstances; or

(d) any common law theory, including but not limited to breach of contract (expressed or implied), promissory estoppel, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortious interference, invasion of privacy, negligent hiring or supervision, or any other claims based in contract, tort or equity.

Notwithstanding the foregoing, I understand that the Released Claims do not include claims for breach of Section 11(b) of the Agreement, claims that arise after I sign this General Release, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. In addition, this General Release does not prevent me from filing (i) a lawsuit to challenge the effectiveness of my release of claims of age discrimination under the ADEA; or (ii) a charge with a governmental agency, including but not limited to the U.S. Equal Employment Opportunity Commission and the U.S. Securities and Exchange Commission (“SEC”), but I am waiving my right to recover any monetary or injunctive relief pursuant to any such charge (except that this General Release does not prevent me from recovering a bounty or similar award for providing information to the SEC).

I acknowledge and agree that I am releasing both known and unknown claims and waive the benefits of any statute purporting to prevent me from releasing unknown claims, including, but not limited to protection of Cal. Civ. Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

By signing this General Release, I represent and warrant that:

(a) I have no Released Claims pending against the Company or any other Releasee and have not assigned or transferred any Released Claim to anyone;

(b) Except for the Severance defined in Section 11(b) of the Agreement, I have been timely paid all compensation owed for services rendered through the Separation Date, including all salary, wages, bonuses, commissions, overtime compensation (if applicable) and payment for all accrued but unused vacation, and have timely received all meal periods and rest breaks to which I may have been entitled;

(c) I have been fully reimbursed for all business expenses incurred by me for which I was entitled to reimbursement;

(d) I did not suffer any work-related injury or illness as an employee of the Company or any other Releasee, and I am not aware of any facts or circumstances that would give rise to a workers’ compensation claim by me against the Company or any other Releasee; and

(e) I did not suffer any sexual harassment or sexual abuse as an employee of the Company or any other Releasee, and I am not aware of any facts or circumstances that would give rise to such a claim by me against the Company or any other Releasee.

I acknowledge and agree that:

(a) the consideration described in the Agreement is consideration to which I would not otherwise be entitled, but for my execution of this General Release;

(b) I have been advised to consult with legal counsel about this General Release and have been given an opportunity to do so;

(c) I have been given at least twenty-one (21) calendar days in which to consider this General Release before signing it, any changes to this General Release did not restart the 21-day consideration period, and if I have signed this General Release in less than 21 days, I have done so voluntarily;1

(d) I have not relied on any promises or representations of any kind, except those set forth in the Agreement; and

(e) I have executed this General Release voluntarily, of my own free will, and without any threat, intimidation or coercion.

I understand that I may revoke this General Release by delivering written notice of revocation to the Company by U.S. Mail, delivery or email addressed as follows, which notice must be received not later than the seventh (7th) calendar day following my execution of this General Release, and this General Release shall not become effective until the seven-day revocation period has expired without revocation by me:

Manitex International, Inc.

9725 S. Industrial Drive

Bridgeview, Illinois 60455

Email: DJLangevin@ManitexInternational.com

ATT: David J. Langevin, Chair.

NOTE:

Sign and return within 21 days after last day of employment.

Do not sign until employment has ended.

____________________

Michael Coffey

Date: ________________________

[1]	NTD: The Company may change 21 days to 45 days if deemed necessary or advisable by the Company in order to ensure compliance with the Older Workers Benefit Protection Act.